Exhibit 10.2

PENSION SHORTFALL AGREEMENT

THIS PENSION SHORTFALL AGREEMENT (“Agreement”) is made by and between CIVISTA BANCSHARES, INC., formerly known as First Citizens Banc Corp., on behalf of itself and each of its subsidiaries (together with its subsidiaries, the “Company”) and                                          (“Employee”), and is effective as of             , 2015 (the “Effective Date”).

WHEREAS, the Company sponsors a tax-qualified defined benefit pension plan known as the Pension Plan for Employees of First Citizens Banc Corp. and its Affiliates, Plan No. 001 (the “DB Plan”); and

WHEREAS, on April 30, 2014, the Company amended the DB Plan to permanently freeze and cease future benefit accruals thereunder (the “DB Plan Freeze”); and

WHEREAS, because of the DB Plan Freeze, Employee’s future retirement benefits were significantly impacted; and

WHEREAS, the Company desires to lessen the impact of the DB Plan Freeze upon Employee; and

WHEREAS, the parties desire to enter into this Agreement effective as of the Effective Date;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, the Company and Employee agree as follows:

1. Shortfall Account. The Company shall maintain a bookkeeping account (referred to herein as the “Shortfall Account”) to which (i) beginning on the day following the DB Plan Freeze (i.e., May 1, 2014) and continuing on the 1st day of January of each year thereafter that Employee is employed by the Company, $            shall be credited, and (ii) Hypothetical Earnings will be credited. As used herein, the term “Hypothetical Earnings” shall mean earnings credited to the Shortfall Account (during the period commencing May 1, 2014, and ending on the last day of the calendar quarter preceding the date of Employee’s separation from service with the Company) on the last day of each calendar quarter at a rate equal to the ten-year United States Treasury Constant Maturity rate as published by the Federal Reserve Bank on the first day of each month during that quarter with the rate so determined used as the applicable rate during the remainder of that month.

2. Payment. Employee shall vest in an amount equal to the total amounts credited to Employee’s Shortfall Account as of the date of Employee’s “separation from service,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), with the Company other than a separation from service for “Cause”; and such vested amount shall be paid to Employee in a lump sum prior to March 15 of the year following the year in which such vesting occurs and no later than sixty (60) business days following the date of such separation from service. Employee acknowledges and agrees that such lump sum payment shall consist solely of the amounts credited to the Shortfall Account as of the date of Employee’s separation from service without Cause. As used herein, “Cause” means the termination of Employee’s employment with the Company which termination the Company’s board of directors has determined is the result of Employee’s act of dishonesty, misappropriation, embezzlement, intentional fraud, or Employee’s conviction or please of nolo contendere in respect of a felony. For the avoidance of doubt, if Employee’s separation from service is due to the Company’s termination of Employee for Cause, Employee will not vest and this Agreement shall automatically terminate and Employee shall forfeit all rights hereunder to any payment.

3. Unfunded Agreement. This Agreement is intended to constitute an unfunded, unsecured agreement of deferred compensation that complies with the short-term deferral exception to Code Section 409A, and constitutes a mere promise by the Company to make a payment to Employee in the future out of the Company’s general assets. Employee shall have the status of, and shall have no better status than, a general unsecured creditor of the Company. The Company and Employee agree that the Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause this Agreement to be or become funded for purposes of the Code or the Employee Retirement Income Security Act of 1974, as amended. If the Company determines that the short-term deferral exception to Code Section 409A becomes inapplicable, then if Employee is a “specified employee,” within the meaning of Code Section 409A, the payment due under this Agreement to Employee shall be payable in a lump sum on the Company’s first payroll date following the earlier of (i) the date that is six (6) months after Employee’s separation from service, or (ii) the date of Employee’s death.

4. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes of, the laws of the State of Ohio.

5. Tax Withholdings. The Company may withhold from any payment made pursuant to this Agreement, all taxes and other withholdings as may be required by applicable law.

6. No Assignment by Employee. Employee’s rights and interest in this Agreement shall not be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise. Notwithstanding the foregoing, in the event Employee’s separation from service is due to Employee’s death, the payment to which Employee is entitled pursuant to Section 2 hereof shall be paid to Employee’s designated beneficiary(ies) (pursuant to a written designation of beneficiary(ies) delivered by Employee to the Company prior to Employee’s death in a form acceptable to the Company; or in the absence of such designation of beneficiary(ies), to Employee’s surviving spouse to whom Employee is legally married on the date of Employee’s death, and in the event Employee is not survived by such a spouse, to Employee’s estate.

7. Claims and Review Procedures. Generally the amount credited to the Shortfall Account will be paid under this Agreement without the necessity of the filing a claim. Employee or beneficiary or other person (such being referred to below as a “claimant”) may deliver to the Company a written claim for a determination with respect to the amounts payable to such claimant pursuant to this Agreement. The claim must state with particularity the determination desired by the claimant. Solely for purposes of this Section 7, the term “Company” refers to the Company and any committee designated by the Company to consider claimant’s claim or claimant’s appeal of a denied claim.

The Company shall, within ninety (90) days after the receipt of a written claim, send written notification to the claimant as to its disposition, unless special circumstances require an extension of time for processing the claim. If such an extension is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Company expects to render the final decision.

In the event the claim is wholly or partially denied, the written notification shall state the specific reason or reasons for the denial, include specific references to pertinent Agreement provisions on which the denial is based, provide an explanation of any additional material or information necessary for the claimant to perfect the claim and a statement of why such material or information is necessary, and set forth the procedure by which the claimant may appeal the denial of the claim, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review. If the claim has not been granted and notice is not furnished within the time period specified in the preceding paragraph, the claim shall be deemed denied for the purpose of proceeding to appeal in accordance with the following paragraph below.

In the event a claimant wishes to appeal the denial of his claim, the claimant may request a review of such denial by making written application to the Company within sixty (60) days after receipt of the written notice of denial (or the date on which such claim is deemed denied if written notice is not received within the applicable time period specified in the paragraph above). Such claimant (or his duly authorized representative) may, upon written request to the Company, review documents which are pertinent to such claim, obtain copies of such documents free of charge, submit in writing issues and comments in support of his position, and may request a hearing, which the Company, in its sole discretion, may grant. Within sixty (60) days after receipt of the written appeal (unless an extension of time is necessary due to special circumstances or is agreed to by the parties), the Company shall notify the claimant of its final decision. Such final decision shall be in writing and shall include specific reasons for the decision and specific references to the pertinent Agreement provisions on which the decision is based. If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to be claimant prior to the commencement of the extension. Any extension of time will not exceed sixty (60) days.

Any decision on review shall take into consideration all comments, documents, records, and other information submitted by the claimant (or the claimant’s duly authorized representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. Such decision must be written in a manner calculated to be understood by the claimant, and it must contain specific reasons for the decision, specific reference(s) to the pertinent Agreement provisions upon which the decision was based, and such other matters as the Company deems relevant. If the claim has not been granted and written notice is not provided within the time period specified above, the appeal shall be deemed denied.

If the claimant does not follow the procedures set forth above, the claimant shall be deemed to have waived his right to appeal benefit determinations under the Agreement. In addition, the decisions, actions, and records of the Company shall be conclusive and binding upon all persons having or claiming to have any right or interests in or under the Agreement.

8. Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof; and any modification or termination of this Agreement shall be effective only if it is in writing signed by the parties.

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IN WITNESS WHEREOF, Employee and the Company have executed this Agreement effective as of the day and year first above written, but on the dates indicated below each.

EMPLOYEE:

Signature:
Printed Name:
Address:

Date:

CIVISTA BANCSHARES, INC.

By:
Title:
Date: